Exhibit 99.1

On June 10, 2006, at the Annual Meeting of the Members, the Board of Directors of East Kansas Agri-Energy, LLC, announced a cash distribution in the amount of $196.00 per membership unit for a total distribution of $4,292,008 to its unit holders of record as of May 10, 2006. The Company expects to pay the distribution in June 2006.